HEI Exhibit 10.17(a)

ADDENDUM A

SEVERANCE PAY PLAN FOR MERIT EMPLOYEES

OF HAWAIIAN ELECTRIC INDUSTRIES, INC.

1. Introduction. Certain executives of Hawaiian Electric Industries, Inc. and its affiliates (collectively, the “Company”) were offered participation in the Severance Pay Plan for Merit Employees of Hawaiian Electric Industries, Inc. (“Plan”) on certain special conditions. The subject executives (hereafter, “Applicable Executives”) accepted participation in the Plan on the terms offered. This Addendum A to the Plan sets forth the terms of the Applicable Executives’ participation in the Plan.

2. Benefits. Notwithstanding anything in the Plan to the contrary, an Applicable Executive shall be entitled to the following benefits under the Plan, and to no other benefits, through the third anniversary of the Applicable Executive’s date of employment:

(a) The amount of Applicable Executive’s Severance Pay shall be:

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For Qualifying Terminations occurring on or before the first anniversary of the Applicable Executive’s date of employment, the sum of 18 months or 150% of (i) the annual base salary and (ii) any target annual bonus amount,

•

For Qualifying Terminations occurring after the first anniversary and on or before the second anniversary of the Applicable Executive’s date of employment, the sum of 12 months or 100% of (i) the annual base salary and (ii) any target annual bonus amount, and

•

For Qualifying Terminations occurring after the second anniversary and on or before the third anniversary of the Applicable Executive’s date of employment, the sum of 6 months or 50% of (i) the annual base salary and (ii) any target annual bonus amount.

(b) The limitations on the amount of Severance Pay under the Plan shall not apply to limit the amount of Severance Pay paid to an Applicable Executive under Section 2(a) of this Addendum, provided that, if Section 409A of the Internal Revenue Code should be determined to apply to this Addendum, then only the amount of the Severance Pay, if any, in excess of the limitation stated under Section 4.5 of the Plan shall be subject to Section 409A of the Code.

(c) All Severance Pay provided under Section 2(a) of this Addendum shall be paid in a single sum as soon as administratively feasible but in no event shall a payment be made later than March 15th of the calendar year following the calendar in which the Applicable Executive’s Qualifying Termination occurs. The intent of this Section 2(c) is that all Severance Pay benefits provided under Section 2(a) of this Addendum shall be paid in a manner meeting the requirements of “short-term” deferrals for purposes of Section 409A of the Code.

(d) Eligibility for Severance Pay under Section 2(a) of this Addendum shall be subject to the otherwise applicable terms and conditions of Plan, including the requirement for a release of claims, provided, however, that, notwithstanding anything in the Plan to the contrary, such release shall be executed not more than 60 days following a Qualifying Termination of employment.

(e) After an Applicable Executive’s third anniversary of employment, this Addendum A shall cease to apply to the Applicable Executive, and the Executive shall be eligible for benefits under the terms of any severance pay plan of the Company then applicable, including the Plan, in accordance with the terms and conditions of such plan.

3. Applicable Executives. As of the date of execution of this Addendum A, the Applicable Executives are Richard M. Rosenblum, President and Chief Executive Officer of Hawaiian Electric Company, Inc. and James A. Ajello, Senior Financial Vice President, Treasurer, and Chief Financial Officer of Hawaiian Electric Industries, Inc.

4. Effective Date. With respect to an Applicable Executive, this Addendum A is effective as of the Applicable Executive’s date of employment.

5. Supersession; Continuing Effect. This Addendum A shall supersede the provisions of the Plan to the extent that those provisions are inconsistent with this Addendum A. Except as modified by this Addendum A, all the terms and provisions of the Plan remain in full force and effect.

6. Amendment. This Addendum A shall not be amended or otherwise modified with respect to an Applicable Executive, except in a writing signed by the Applicable Executive and one or more duly authorized representatives of the Company. This Addendum A is a part of the Plan.

IN WITNESS WHEREOF, this Addendum A has been executed by Hawaiian Electric Industries, Inc., Richard M. Rosenblum, and James A. Ajello, this 19th day of February, 2009, to be effective in accordance with its terms.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

/s/ Richard M. Rosenblum	By	/s/ Constance H. Lau
RICHARD M. ROSENBLUM		Its President & CEO

/s/ James A. Ajello	By	/s/ Chet A. Richardson
JAMES A. AJELLO		Its SVP

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